Notice of Annual Meeting of Stockholders

New Orleans, Louisiana
March 29, 2004

To the Stockholders of ENTERGY CORPORATION:

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

Date:	Friday, May 14, 2004
Time:	10:00 a.m. Central Daylight Time
Place:	Hyatt Hotel 500 Poydras Plaza New Orleans, LA 70113

MATTERS TO BE VOTED ON
1.	Election of sixteen directors.

2.	Ratification of external auditors.

3.	Stockholder proposal regarding limiting benefits payable under severance agreements.

4.	Stockholder proposal regarding cumulative voting.

5.	Stockholder proposal regarding compensation for the top five executives.

Robert D. Sloan
Secretary

TABLE OF CONTENTS
NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS	1
MATTERS TO BE VOTED ON	1
PROXY STATEMENT	4
GENERAL INFORMATION ABOUT VOTING	4
WHO CAN VOTE	4
VOTING BY PROXIES	4
HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS	4
QUORUM REQUIREMENT	4
VOTES NECESSARY FOR ACTION TO BE TAKEN	4
COST OF THIS PROXY SOLICITATION	5
ATTENDING THE ANNUAL MEETING	5
STOCKHOLDERS WHO OWN AT LEAST FIVE PERCENT	5
PROPOSAL 1 - ELECTION OF DIRECTORS	6
GENERAL INFORMATION ABOUT NOMINEES	6
TERM OF OFFICE	6
INFORMATION ABOUT THE NOMINEES	6
INFORMATION ABOUT THE BOARD AND ITS COMMITTEES	11
COMMITTEES OF THE BOARD	11
Audit Committee	11
Finance Committee	11
Personnel Committee	12
Nuclear Committee	12
Corporate Governance Committee	12
Executive Committee	13
DIRECTOR COMPENSATION	13
SERVICE AWARDS FOR DIRECTORS	13
RETIREMENT FOR DIRECTORS	13
PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	14
CORPORATE GOVERNANCE	14
DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS	15
SHARE OWNERSHIP OF DIRECTORS AND OFFICERS	16
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	17
AUDIT COMMITTEE REPORT	18
INDEPENDENT ACCOUNTANTS	18

REPORT OF PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION	20
COMPARISON OF FIVE YEAR CUMULATIVE RETURN	24
EXECUTIVE COMPENSATION TABLES	25
Summary Compensation Table	25
Option Grants to the Executive Officers in 2003	26
Aggregated Option Exercises in 2003 and December 31, 2003 Option Values	27
Long-Term Incentive Plan Awards in 2003	27
RETIREMENT INCOME PLAN	28
Retirement Income Plan Table	28
PENSION EQUALIZATION PAYMENTS	28
SUPPLEMENTAL RETIREMENT PLANS	28
SYSTEM EXECUTIVE RETIREMENT PLAN	28
System Executive Retirement Plan Table	29
EXECUTIVE EMPLOYMENT CONTRACTS AND RETIREMENT AGREEMENTS	30
EXECUTIVE RETENTION AGREEMENTS	30
PROPOSAL 2 - RATIFICATION OF EXTERNAL AUDITORS	32
PROPOSAL 3 - STOCKHOLDER PROPOSAL REGARDING LIMITING BENEFITS PAYABLE UNDER SEVERANCE AGREEMENTS	32
PROPOSAL 4 - STOCKHOLDER PROPOSAL REGARDING CUMULATIVE VOTING	34
PROPOSAL 5 - STOCKHOLDER PROPOSAL REGARDING COMPENSATION FOR THE TOP FIVE EXECUTIVES	35
STOCKHOLDER PROPOSALS FOR 2005 MEETING	37

PROXY STATEMENT

Your vote is very important. For this reason, the Board of Directors is requesting that, unless you are able to and intend to vote your shares in person at this Annual Meeting of Stockholders, you allow your Entergy Corporation Common Stock to be represented at the Annual Meeting by J. Wayne Leonard, Robert v.d. Luft and William Clifford Smith, the persons named as proxies on the enclosed proxy card. This proxy statement has been prepared for the Board by our management. The terms "we", "our", "Entergy", the "Company", and the "Corporation" each refer to Entergy Corporation. This proxy statement is being sent to our stockholders on or about March 29, 2004.

GENERAL INFORMATION ABOUT VOTING

WHO CAN VOTE. You are entitled to vote your Common Stock if our records show that you held your shares as of March 17, 2004. At the close of business on March 17, 2004, 231,242,812 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote.

VOTING BY PROXIES. Of course, you may come to the meeting and vote your shares in person. If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them as to how your shares may be voted in accordance with your instructions. Follow those instructions carefully. If you hold your shares in your own name, you may instruct the proxies as to how to vote your Common Stock by using the toll free telephone number listed or accessing the Internet address on the proxy card or by signing, dating and mailing the proxy card in the postage paid envelope provided to you. Proxies granted by these methods are valid under applicable state law. When you use the telephone or Internet voting system, the system verifies that you are a stockholder through the use of a Control Number assigned to you. The telephone and Internet voting procedures allow you to instruct the proxies as to how to vote your shares and confirm that your instructions have been properly recorded. Your Control Number and specific directions for using the telephone and Internet voting system are on the proxy card. Whether you send your instructions by mail, telephone or the Internet, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. We are not currently aware of any matters to be presented to the Annual Meeting other than those described in this proxy statement. If any other matters are presented at the meeting, the proxies will use their own judgment in determining how to vote your shares. If the meeting is adjourned, your Common Stock may be voted by the proxies on the new meeting date.

HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS. To revoke your proxy instructions, you must either advise the Secretary in writing before your shares have been voted by the proxies at the meeting, deliver to us later proxy instructions or attend the meeting and vote your shares in person.

QUORUM REQUIREMENT. The Annual Meeting cannot be held unless a quorum equal to a majority of the outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. "Broker non-votes" also count for quorum purposes. If you hold your Common Stock through a broker, bank or other nominee, it may only vote those shares in accordance with your instructions. However, if it has not received your instructions by a specified date, it may vote on matters that the New York Stock Exchange has determined to be routine.

VOTES NECESSARY FOR ACTION TO BE TAKEN. Sixteen directors will be elected at the meeting, meaning that the sixteen nominees receiving the most votes will be elected. Abstentions will have no effect on the outcome of the election of directors.

COST OF THIS PROXY SOLICITATION. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that certain of our employees may solicit stockholders for their proxies, personally and by telephone. None of these employees will receive any additional or special compensation for doing so. We have retained Morrow & Co. Inc. for a fee of $12,500 plus reasonable out-of-pocket costs and expenses, to assist in the solicitation of proxies. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

ATTENDING THE ANNUAL MEETING. If you are a holder of record and you plan to attend the Annual Meeting, please come to the registration desk before the meeting. If you are a beneficial owner of Common Stock held by a bank or broker (i. e., in "street name"), you will need proof of ownership of your Common Stock as of March 17, 2004 to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your shares of Common Stock held in street name, you must obtain a proxy in your name from the registered holder.

STOCKHOLDERS WHO OWN AT LEAST FIVE PERCENT. A stockholder "beneficially owns" Common Stock by having the power to vote or dispose of the Common Stock, or to acquire the Common Stock within 60 days. Stockholders who beneficially own at least five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission. Based on these reports, the following beneficial owners have reported their ownership as of December 31, 2003:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	23,317,088 (1)	10.2%

Barclays (2) 45 Freemont Street San Francisco, CA 94105	18,459,089(2)	8.06%

Barrow, Hanley, Mewhinney & Strauss, Inc. ("BHM&S") One McKinney Plaza 3232 McKinney Avenue, 15th Floor Dallas, Texas 75204-2429	12,534,016 (3)	5.48%

(1)

Alliance Capital Management L.P. is a majority-owned subsidiary of AXA Financial, Inc. and is deemed to have sole power to dispose or to direct the disposition of 21,677,280 shares, to have sole voting power over 10,985,218 shares and to have shared voting power over 4,320,241 shares. AXA Financial, Inc. reports in its Schedule 13G that "A majority of the shares reported in this Schedule 13G are held by unaffiliated third party client accounts managed by Alliance Capital Management L.P. as investment advisor."

(2)

Barclays has indicated that it has sole voting power over 16,477,612 shares and sole power to dispose or direct the disposition of 16,490,412 shares, and that the beneficial ownership numbers cited include 14,824,737 shares (6.48%) beneficially owned by Barclays Global Investors, NA and an aggregate of 3,634,352 shares (1.58%) beneficially owned by six other Barclays entities. Barclays also noted in its Schedule 13G that "the shares reported are held by the company in trust accounts for the economic benefit of beneficiaries of these accounts."

(3)	BHM&S has indicated that it has sole voting power over 3,671,116 shares, sole power to dispose or direct the disposition of 12,354,016 shares and shared voting power over 8,862,900 shares.

PROPOSAL 1 — ELECTION OF DIRECTORS

GENERAL INFORMATION ABOUT NOMINEES

All nominees are currently members of the Board, with the exception of Mr. Hintz. Each has agreed to be named in this proxy statement and to serve if elected. Except where authority to vote for one or more nominee(s) is withheld, the proxies will vote all Common Stock represented by an executed proxy equally for the election of the nominees listed below.

TERM OF OFFICE. Directors are elected annually to serve a term of one year and until the next annual meeting of stockholders and the election of their successors.

INFORMATION ABOUT THE NOMINEES. The following biographical information was supplied by each nominee. Unless stated otherwise, all nominees have been continuously employed in their present positions for more than five years. The age of each individual is as of December 31, 2003.

MAUREEN SCANNELL BATEMAN             Age 60                     Director Since 2000
Boston, Massachusetts

    Special Senior Counsel, Bank of America (banking and financial services) since 2003
    Former Executive Vice President and General Counsel of State Street Corporation (administrative and financial services for institutional investors)
    Director of Boston Public Library Foundation, Boston Bar Foundation, Catholic Schools Foundation of Boston, and member of the Board of Overseers, Boston Symphony Orchestra, and Fordham University Board of Trustees

W. FRANK BLOUNT                                     Age 65                     Director Since 1987
Atlanta, Georgia

    Chairman & Chief Executive Officer of JI Ventures, Inc. (high-tech venture capital fund) since 2000
    Former Chairman & Chief Executive Officer of Cypress Communications, Inc. (in-building integrated communications supplier)
    Former Chief Executive Officer and Director of Telstra Communications Corporation (Australian telecommunications company)
    Former Group President of AT&T
    Director of Caterpillar, Inc., Alcatel Ltd., Adtran, Inc., and Hanson PLC

SIMON D. deBREE                                         Age 66                 Director Since 2001
The Netherlands

    Retired Director and Chief Executive Officer of DSM (chemicals, polymers, life science products)
    Chairman of the Supervisory Boards of Stork N.V., Koninklijke Boskalis Westminster N.V., and Parenco B.V.
    Commissioner of the Foundation de la Maison de la Chimie
    Former President of the Association of Petrochemicals Producers in Europe and the European Chemical Industry Council
    Former Vice President of the Association of Plastics Manufacturers in Europe
    Former Board Member of the Dutch-German Chamber of Commerce
    Former Member of the Advisory Council of the Dutch and Japanese Trade Federation
    Member of the Board of Siemens Nederland

CLAIBORNE P. DEMING                         Age 49                     Director Since 2002
El Dorado, Arkansas

    President and Chief Executive Officer and Director of Murphy Oil Corporation (oil and gas)

    Director of Murphy Oil Company, Ltd.

    President of the El Dorado Education Foundation

    Treasurer and Director of American Petroleum Institute
    Member of the Tulane Law School Dean's Advisory Board

    Member of the Business School Council for A.B. Freeman School of Business Tulane University

ALEXIS HERMAN                                     Age 56                     Director Since 2003
McLean, Virginia

    Chair and Chief Executive Officer of New Ventures, Inc. (corporate consultants) since 2001
    Director of Cummins, Inc., Presidential Life Insurance Company, MGM Mirage, and ULLICO
    Chair, Task Force for Human Resources of The Coca-Cola Company
    Chair, Diversity Advisory Board of Toyota Motor Sales
    Former Secretary of Labor of the United States
    Former White House Assistant to the President of the United States
    Director of Xavier University of Louisiana, National Urban League, Leon H. Sullivan Foundation, National D-Day Museum, George Meany National Labor College, USA Football, and Elizabeth Glazer Pediatric AIDS Foundation

DONALD C. HINTZ                                     Age 60                         Nominee for Director
New Orleans, Louisiana

    President, Entergy Corporation and Entergy Services, Inc. (Retirement commences on April 30, 2004)
    Director, Entergy Services, Inc., Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., and System Energy Resources, Inc. (Retirement commences on April 30, 2004)
    Director, EKLP, L.L.C.
    Former President and Chief Executive Officer of Entergy Operations, Inc.
    Former President and Chief Operating Officer of System Energy Resources, Inc.

J. WAYNE LEONARD                                Age 53                         Director Since 1999
New Orleans, Louisiana

    Chief Executive Officer of Entergy and Entergy Services, Inc., January 1999-present
    Director of Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., and Entergy Services, Inc., June 1998-1999
    Chief Operating Officer, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., and Entergy New Orleans, Inc., March-December, 1998
    President, Cinergy Capital & Trading, 1998
    President, Energy Commodities Business Unit of Cinergy, 1998
    Group Vice President and Chief Financial Officer of Cinergy, 1994-1997
    Director, Tidewater, Inc.
    Director, Edison Electric Institute
    Director, National D-Day Museum Foundation
    Trustee, United Way of Greater New Orleans

ROBERT v.d. LUFT                                     Age 68                         Director Since 1992
Chadds Ford, Pennsylvania

    Chairman of the Board, Entergy
    Director, EKLP, L.L.C.
    Acting Chief Executive Officer of Entergy, May-December 1998
    Former Chairman of the Board of DuPont Dow Elastomers
    Retired Senior Vice President-DuPont, President-DuPont Europe and Chairman of DuPont International (industrial products, fibers, petroleum, chemicals and specialty products businesses)
    Member of the Board of Visitors, School of Engineering, University of Pittsburgh
    Director of Stonebridge Bank

KATHLEEN A. MURPHY                             Age 53                     Director Since 2000
Stamford, Connecticut
    Former Senior Vice President and Chief Financial Officer of Connell Limited Partnership (diversified manufacturing company)
    Trustee of Emmanuel College, Boston, Massachusetts

DR. PAUL W. MURRILL                             Age 69                         Director Since 1993
Baton Rouge, Louisiana
    Professional Engineer
    Former Chairman of the Board of Piccadilly Cafeterias, Inc., Baton Rouge, Louisiana
    Former Chancellor of Louisiana State University and A&M College, Baton Rouge, Louisiana
    Retired Chairman of the Board and Chief Executive Officer of Entergy Gulf States, Inc.
    Director of Tidewater, Inc., Baton Rouge Water Company, and MicroProbe Inc.
    President, Burden Foundation
    Vice President, Baton Rouge Area Food Bank

JAMES R. NICHOLS                                   Age 65                         Director Since 1986
Boston, Massachusetts

    Partner, Nichols & Pratt (family trustees), Attorney and Chartered Financial Analyst
    Partner, Nichols & Pratt Advisors (registered investment adviser)
    Life Trustee of the Boston Museum of Science

WILLIAM A. PERCY, II                                         Age 64                             Director Since 2000
Greenville, Mississippi
    President and Chief Executive Officer of Greenville Compress Company (commercial warehouse and real estate)
    Chairman of Enterprise Corporation of the Delta (a non-profit economic development corporation)
    Director of Mississippi Chemical Corporation
    Former Partner of Trail Lake Enterprises (cotton farm and gin)

DENNIS H. REILLEY                                 Age 50                         Director Since 1999
Danbury, Connecticut
    Chairman, President and Chief Executive Officer of Praxair, Inc. (industrial gases) since 2000
    Director of Marathon Oil Corporation
    Former Chairman of American Chemical Council
    Former Executive Vice President & Chief Operating Officer of DuPont (industrial products, fibers, petroleum, chemicals, and specialty business products)
    Former Senior Vice President of DuPont
    Former Vice President and General Manager of DuPont White Pigment & Mineral Products
    Former Vice President and General Manager of DuPont Specialty Chemicals
    Former Vice President and General Manager of DuPont Lycra® /Terathane®
    Director of American Chemistry Council

WM. CLIFFORD SMITH                             Age 68                      Director Since 1983
Houma, Louisiana

    Chairman of the Board of T. Baker Smith & Son, Inc. (consultants - civil engineering and land surveying). During 2003, T. Baker Smith & Son, Inc. performed land-surveying services for Entergy companies and was paid $390,689. Mr. Smith's children own 100% of the voting stock of T. Baker Smith & Son, Inc.
    Managing Partner, C&J Investment Partnership (investment partnership)
    Managing Partner, W&J LLC (real estate holding company)
    General Partner, Mystic, LLC (real estate holding company)
    Former President of T. Baker Smith & Son, Inc.
    Director of Houma Reprographics & Map, Inc., Belle River Sites, Inc., G&N Services, Inc., and South Louisiana Economic Council
    Member of Mississippi River Commission
    Member of Louisiana Board of Regents (Colleges and Universities)

BISMARK A. STEINHAGEN                     Age 69                         Director Since 1993
Beaumont, Texas
    Chairman of the Board of Steinhagen Oil Company, Inc. (oil and gasoline distributor), Beaumont, Texas

STEVEN V. WILKINSON                         Age 62                         Director Since 2003
Watersmeet, Michigan
    Retired Audit Partner, Arthur Andersen LLP (international public accounting firm)
    Director, Cabot Microelectronics Corporation
    Director, Blackburn College

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

In 2003, the Board of Directors met nine times. Reference to the "Board" means to the Board of Directors. In addition to meetings of the Board, Directors attended meetings of separate Board Committees. In 2003, all Directors attended at least 75% of the meetings of the Board and committees on which they serve, except Ms. Herman, who attended 57% of such meetings. Ms. Herman was first elected as a Director in May of 2003 and reports that previously existing commitments were the cause of her inability to participate in all Board and committee meetings.

COMMITTEES OF THE BOARD. The Board of Directors has six standing committees.

Audit Committee	11 meetings in 2003

Present Members:	Kathleen A. Murphy (Chair) Maureen S. Bateman George W. Davis Claiborne P. Deming Dennis H. Reilley Bismark A. Steinhagen Steven V. Wilkinson

Functions:

Oversee the integrity of the financial statements of the Corporation and its subsidiaries.

Oversee compliance with legal and regulatory requirements.

Oversee the system of internal controls.

Oversee the independent auditor's qualifications and independence.

Oversee the performance of the internal audit function and the independent auditors.

Finance Committee	5 meetings and 1 unanimous consent in 2003

Present Members:	Dennis H. Reilley (Chair) Simon D. deBree Robert v.d. Luft Kathleen A. Murphy Paul W. Murrill James R. Nichols Wm. Clifford Smith

Function:	Reviews all financial, budgeting and banking policies. Makes recommendations to the Board concerning financial transactions and the sale of securities.

Personnel Committee	11 meetings in 2003

Present Members:	W. Frank Blount (Chair) George W. Davis Simon D. deBree Alexis M. Herman James R. Nichols William A. Percy, II

Functions:

Establishes and administers the Company's policies, programs and procedures for hiring, evaluating, promoting, and setting compensation for its executive officers.

Reviews other major employment matters, including workforce diversity, safety, environmental, health, and compensation.

Nuclear Committee	6 meetings in 2003

Present Members:	George W. Davis (Chair) Robert v.d. Luft Paul W. Murrill William A. Percy, II Wm. Clifford Smith Bismark A. Steinhagen

Functions:

Provides non-management oversight and review of all the Corporation's nuclear generating plants, focusing on safety, operating performance, operating costs, staffing and training.

Consults with management concerning internal and external nuclear-related issues.

Reports to the Board with respect to the Corporation's nuclear facilities.

Corporate Governance Committee	9 meetings in 2003

Present Members:	Maureen S. Bateman (Chair) W. Frank Blount Claiborne P. Deming Alexis M. Herman Kathleen A. Murphy William A. Percy, II Steven V. Wilkinson

Functions:

Provides oversight on a broad range of issues surrounding the composition and operation of the Board, including identifying individuals qualified to become Board members, recommending to the Board director nominees to be elected at the annual meeting of shareholders and recommending to the Board a set of corporate governance principles applicable to the Corporation.

Advises and counsels management and the Board regarding governmental, regulatory and public relations matters.

Executive Committee	0 meetings in 2003

Present Members:	Robert v.d. Luft (Chair) W. Frank Blount George W. Davis J. Wayne Leonard Dennis H. Reilley

Functions:	May exercise Board powers with respect to management and the business affairs of the Corporation between Board meetings. Reports all actions to the Board.

DIRECTOR COMPENSATION. Directors who are Entergy officers do not receive any fee for service as a director. Each non-employee director receives a fee of $1,500 for attendance at Board meetings, $1,000 for attendance at committee meetings scheduled in conjunction with Board meetings and $2,000 for attendance at committee meetings not scheduled in conjunction with a Board meeting. If a director attends a meeting of a committee on which that director does not serve as a member, he or she receives one-half of the fee of an attending member. Directors also receive $1,000 for participation in any inspection trip or conference not held in conjunction with a Board or committee meeting. In addition, the committee chairpersons of the Audit Committee and Nuclear Committee are paid an additional $10,000 annually and the committee chairpersons of the Personnel Committee, Corporate Governance Committee and Finance Committee are paid an additional $5,000 annually. Directors receive only one-half the fees set forth above for telephone attendance at Board or committee meetings. All non-employee directors receive on a quarterly basis 150 shares of Common Stock and one-half the value of the 150 shares in cash. In 2003, Mr. Luft was paid $200,000 plus 37,000 stock options (granted at market price) to serve as Chairman of the Board. The non-employee Directors have the opportunity to receive annually an executive physical examination either from their local physician or at the Mayo Clinic's Jacksonville, Florida location. The Corporation will pay the cost of the physical examination, and, if at Mayo, travel and living expenses. Non-employee Directors are reimbursed for all normal travel and expenses associated with attending Board and committee meetings as well as inspection trips and conferences associated with their Board duties.

SERVICE AWARDS FOR DIRECTORS. All non-employee directors are credited with 800 "phantom" shares of Common Stock for each year of service on the Board. The "phantom" shares vest after five years of service on the Board and are credited to a specific account for each director that is maintained solely for accounting purposes. After separation from Board service, these directors receive an amount in cash equal to the value of their accumulated "phantom" shares. Payments are made in at least five but no more than 15 annual payments. Each "phantom" share is assigned a value on its payment date equal to the value of a share of Common Stock on that date. Dividends are earned on each "phantom" share from the date of original crediting.

RETIREMENT FOR DIRECTORS. Before Entergy Gulf States, Inc. became a subsidiary of Entergy, it established a deferred compensation plan for its officers and non-employee directors. A director could defer a maximum of 100% of his salary, and an officer could defer up to a maximum of 50% of his salary. Both Dr. Murrill, as an officer, and Mr. Steinhagen, as a director, deferred their salaries. The directors' right to receive this deferred compensation is an unsecured obligation of the Corporation, which accrues simple interest compounded annually at the rate set by Entergy Gulf States, Inc. in 1985. In addition to payments received prior to 1997, on January 1, 2000, Dr. Murrill began to receive his deferred compensation plus interest in equal installments annually for 15 years. Beginning on the January 1 after Mr. Steinhagen turns 70, he will receive his deferred compensation plus interest in equal installments annually for 10 years.

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Blount, Percy, Nichols, deBree, Ms. Herman, and Adm. Davis served during 2003 as members of the Personnel Committee of the Board. None of these directors was, during 2003, an officer or employee of Entergy or any of its subsidiaries.

CORPORATE GOVERNANCE

Entergy operates under a comprehensive plan of corporate governance that defines responsibilities, sets standards of conduct and assures compliance with these responsibilities and standards. The Corporation regularly monitors developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002 which, among other things, establishes, or provides the basis for, a number of new corporate governance standards and disclosure requirements. In addition, the Securities and Exchange Commission ("SEC") approved on November 4, 2003 a number of revisions to the New York Stock Exchange ("NYSE") corporate governance and listing requirements. The NYSE standards will be effective for the Corporation at the Annual Meeting. The Committee structure and other board information is set forth under "INFORMATION ABOUT THE BOARD AND ITS COMMITTEES". The following supplements that information.

Independent Directors

  A director is independent if the Board determines that he or she has no material relationship with Entergy, and that he or she meets the specific criteria listed in Entergy's Corporate Governance Guidelines. The Board has determined that the following 15 directors are independent: Messrs Blount, Davis, deBree, Deming, Luft, Murrill, Nichols, Percy, Reilley, Smith, Steinhagen, and Wilkinson and Ms. Bateman, Ms. Herman, and Ms. Murphy. In making this determination, the Board considered that several members live or work in Entergy's service territory and receive utility services from one or more of its subsidiaries at tariff rates set by the appropriate regulatory bodies, that Mr. Luft was the acting Chief Executive Officer of Entergy Corporation in 1998, that Dr. Murrill retired from Entergy Gulf States, Inc. in 1990, and that Mr. Smith is the chairman of the board of directors of a corporation that performed land surveying services for Entergy companies in 2003. The board determined that none of these relationships were material, and that none of them violated the specific terms of Entergy's Corporate Governance Guidelines.
  The Company's non-management directors have commenced holding formal meetings, separate from management, which they intend to hold at least four times a year. The Chairman of the Board presides at these meetings. In addition, the independent directors meet at least once a year.

Audit Committee

  All Audit Committee members are independent. For purposes of independence of members of the Audit Committee, an independent director also may not accept directly or indirectly any consulting, advisory, or other compensatory fee from Entergy or be affiliated with Entergy as defined in SEC rules.
  All Audit Committee members possess the level of financial literacy and accounting or related financial management expertise required by the NYSE rules.
  Steven V. Wilkinson qualifies as an "audit committee financial expert," as that term is defined in the SEC rules.
  The Audit Committee operates under a formal charter that governs its duties and conduct. The Charter was reproduced as Exhibit A to the Company's proxy statement for the Annual Meeting of Stockholders held on May 9, 2003 and, as amended, is available on Entergy's website.
  Deloitte & Touche LLP, Entergy's independent auditors, report directly to the Audit Committee.

Corporate Governance Committee

  All Corporate Governance Committee members are independent.
  The Corporate Governance Committee operates under a formal charter that governs its duties and conduct. The Charter was reproduced as Exhibit B to Entergy's proxy statement for the Annual Meeting of Stockholders held on May 9, 2003 and, as amended, is available on the Entergy website, www.entergy.com.

Personnel Committee

  All Personnel Committee members are independent.
  The Personnel Committee operates under a formal charter that governs its duties and conduct. The Charter was reproduced as Exhibit C to Entergy's proxy statement for the Annual Meeting of Stockholders held on May 9, 2003 and, as amended, is available on the Entergy website.

Corporate Governance Guidelines

  The Company has adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility. The guidelines were reproduced as Exhibit D to Entergy's proxy statement for the Annual Meeting of Stockholders held on May 9, 2003 and, as amended, are available on Entergy's website.

Code of Business Conduct and Ethics

  Management has adopted a Code of Ethics for Principal Executive Officer and Senior Financial Officers. The code was reproduced as Exhibit E to Entergy's proxy statement for the Annual Meeting of Stockholders held on May 9, 2003 and is available on the Company's website or upon written request.
  Entergy has operated under an omnibus code of ethics and business conduct called the Code of Entegrity. All employees are required to abide by the Code. Non-bargaining employees are required to acknowledge annually that they understand and abide by the Code. The Code of Entegrity is available on Entergy's website or upon written request.
  The Board has adopted a Code of Business Conduct for Members of the Board of Directors. It is available on Entergy's website or upon written request.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATION

The Corporate Governance Committee has adopted a policy on consideration of potential director nominees. The information under the headings "Criteria for Board Nomination" and "Source of Nominations; Nominating Procedure" summarizes certain aspects of that policy.

Criteria for Board Nomination

In choosing individuals to recommend for board membership, the Corporate Governance Committee considers a wide range of factors, including:

Judgment.	A candidate should exhibit sound business judgment.
Skill.	A candidate should have superior credentials in his or her field.
Diversity.	The board should reflect a wide background and experience in various areas, including age, gender, race, geography, and specialized experience.
Integrity.	A candidate should be of the highest ethical character.
Individual Experience	A candidate should have relevant experience and expertise with business and other organizations of comparable size to Entergy.
Collective Experience.	The candidate's experience should add to the collective experience of the Board.
Disqualifying Conditions	A candidate must not be subject to a disqualifying factor as described in any legal or regulatory requirement applicable to Entergy, or in the Corporate Governance Guidelines.
Independence.	The Committee will consider whether the candidate will be an independent director.

Source of Nominations; Nominating Procedure

  The Corporate Governance Committee will consider nominees from a variety of sources, including nominees suggested by shareholders, executive officers, fellow board members, or a third party firm retained for that purpose. It applies the same procedures to all nominees regardless of the source of the nomination.
  Any party wishing to make a nomination should provide a written resume of the proposed candidate, detailing relevant experience and qualifications, as well as a list of references. The Committee will review the resume and may contact references. It will decide based on the resume and references whether to proceed to a more detailed investigation. If the Committee determines that a more detailed investigation of the candidate is warranted, it will invite the candidate for a personal interview, conduct a background check on the candidate, and assess the ability of the candidate to provide any special skills or characteristics identified by the Committee or the Board.
  Shareholders wishing to propose to the Corporate Governance Committee a candidate for nomination should follow the procedures described in the "Shareholder Communication" section below.

2004 Nominations of Directors

  Two directors, Steven V. Wilkinson and Donald C. Hintz, are being recommended on the Company's proxy card for the first time. Mr. Hintz is retiring as the President of Entergy Corporation and is personally known by the entire Board. The Company received Mr. Wilkinson's name from a third party search firm who received a fee for providing information regarding candidates that may qualify as audit committee financial experts.
  The Company has not rejected any director candidate put forward by a shareholder or group of shareholders who beneficially owned more than 5% of the Company's stock.

Shareholder Communications

  Any shareholder may communicate with any director by sending a written communication to that director at the following address:

[Name of Director]
Entergy Corporation
639 Loyola Avenue
New Orleans, LA 70113
Attn: Corporate Secretary

  Any correspondence addressed to a member of the board, with the sole exception of unsolicited commercial solicitations, will be forwarded to that member. Any correspondence addressed to the board itself will be forwarded to the Chairman.
  The Board does not have a formal policy regarding director attendance at the annual meeting of shareholders, but every director, except Mr. Percy, attended the most recent annual meeting on May 9, 2003.

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

The following table shows how much Common Stock each current director, nominee and executive officer named in the "Summary Compensation Table" on page 25 beneficially owned as of December 31, 2003, as well as how much they and the other executive officers beneficially owned as a group. This information has been furnished by each individual. Each individual has sole voting and investment power, unless otherwise indicated. The amount of Common Stock owned by all directors, nominees and executive officers as a group totals less than 1% of the outstanding Common Stock.

	Entergy Corporation Common Stock
	Amount of Nature of Beneficial Ownership
Name	Sole Voting and Investment Power	Other Beneficial Ownership(a)	Entergy Corporation Stock Equivalent Units (b)

Entergy Corporation
Maureen S. Bateman	2,100	-	2,400
W. Frank Blount	8,784	-	12,800
George W. Davis	3,300	-	4,000
Simon D. deBree	1,008	-	1,600
Claiborne P. Deming	1,100	-	800
Frank F. Gallaher	8,952	-	12,078
Alexis Herman	300	-	-
Donald C. Hintz	4,381	650,920	171,580
Jerry D. Jackson	-	28,031	-
J. Wayne Leonard	13,268	1,201,600	50,588
Robert v.d. Luft	23,872	312,666	8,800
Kathleen A. Murphy (d)	2,100	1,000	2,400
Dr. Paul W. Murrill (c)	2,826	-	13,600
James R. Nichols	11,616	-	13,600
William A. Percy, II	2,350	-	2,400
Dennis H. Reilley (c)	600	-	3,200
Richard J. Smith	786	150,538	48,675
Wm. Clifford Smith	12,248	-	16,000
Bismark A. Steinhagen (d)	8,824	2,623	23,200
Gary J. Taylor	1,161	72,032	11,720
C. John Wilder	1,021	222,430	172,368
Steven V. Wilkinson	50	-	-

All directors, nominees, and executive officers	128,471	2,985,683	671,007

(a)	Includes stock options that are exercisable within 60 days of December 31, 2003.
(b)

Represents the balances of stock equivalent units each executive holds under the Executive Annual Incentive Plan Deferral Program, Defined Contribution Restoration Plan, and the Executive Deferred Compensation Plan. These units will be paid out in a combination of Entergy Corporation Common Stock and cash based on the value of Entergy Corporation Common Stock on the date of payout. The deferral period is determined by the individual and is at least two years from the award of the bonus. For directors of Entergy Corporation, the stock equivalent units are part of the Service Award for Directors. All non-employee directors are credited with units for each year of service on the Board.

(c)	Dr. Murrill and Mr. Reilley have deferred receipt of an additional 5,100 shares and 2,100 shares, respectively.
(d)	Includes 1,000 shares in which Ms. Murphy has joint ownership and 2,623 shares for Mr. Steinhagen that are in his wife's name.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities and Exchange Act of 1934 requires Entergy's directors and executive officers, and any persons owning more than ten percent of Entergy's common stock, to file with the Securities and Exchange Commission and New York Stock Exchange initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of Entergy. Entergy prepares and files these reports on behalf of its directors and executive officers. During 2003, all reports were timely filed, except that one Form 4 reporting two related transactions by Richard J. Smith was filed on August 26, 2003, four days after it was due.

AUDIT COMMITTEE REPORT

The Entergy Corporation Board of Directors' Audit Committee comprises seven independent directors. All members meet the independence criteria as defined by the New York Stock Exchange. During 2003, the Audit Committee complied with its written Charter, as adopted by the Board of Directors. The Charter was published in the 2003 Proxy Statement and is available, as amended, on Entergy's website.

The Committee held 11 meetings during 2003. The meetings were designed to facilitate and encourage private communication between the Committee and management, the internal auditors, and Entergy's independent auditors, Deloitte & Touche. During these meetings, the Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche. The Audit Committee believes that management maintains an effective system of internal controls, which results in fairly presented financial statements.

The discussions with Deloitte & Touche also included the matters required by Statements on Auditing Standards (SAS) No. 61, "Communication with Audit Committees", as amended by SAS No. 89, "Audit Adjustments," and No. 90, "Audit Committee Communications." The Audit Committee received from Deloitte & Touche written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1. This information was discussed with Deloitte & Touche. The Audit Committee also has concluded that non-audit services provided by Deloitte & Touche are compatible with maintaining its independence. Deloitte & Touche provides no internal audit services for Entergy.

Based on the above-referenced reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Entergy's Annual Report on Form 10-K.

The Audit Committee of the Entergy Corporation Board of Directors:

Kathleen A. Murphy, Chair	Dennis H. Reilley
Maureen S. Bateman	Bismark A. Steinhagen
George W. Davis	Steven V. Wilkinson
Claiborne P. Deming

INDEPENDENT ACCOUNTANTS

A representative of Deloitte & Touche will be present at the meeting and will be available to respond to appropriate questions by stockholders and will be given an opportunity to make a statement if the representative desires to do so.

Aggregate fees billed to Entergy Corporation and its subsidiaries for the years ended December 31, 2003 and 2002 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche"), which includes Deloitte Consulting were as follows:

	2003	2002

Audit Fees	$3,244,750	$3,043,100
Audit-Related Fees (a)	690,665	392,021

Total audit and audit-related fees	3,935,415	3,435,121
Tax Fees (b)	119,802	128,029
All Other Fees (c)	5,000	35,751

Total Fees (d)	$4,060,217	$3,598,901

(a)	Includes fees for employee benefit plan audits, consultation on financial accounting and reporting, and other attestation services.

(b)	Includes fees for tax return review and tax compliance assistance.

(c)	Includes fees for assistance on regulatory matters. During 2003 the fees for other services were approved under the de minimus provision.

(d)	100% of fees paid in 2003 and approximately 90% of fees paid in 2002 were pre-approved by the Entergy Corporation Audit Committee.

Entergy Audit Committee Guidelines for Pre-approval of Independent Auditor Services

The Audit Committee has adopted the following guidelines regarding the engagement of Entergy's independent auditor to perform services for Entergy:
1.

The independent auditor will provide the Audit Committee, for approval, an annual engagement letter outlining the scope of services proposed to be performed during the fiscal year, including audit services and other permissible non-audit services (e.g. audit related services, tax services, and all other services).

2.

For other permissible services not included in the engagement letter, Entergy management will submit a description of the proposed service, including a budget estimate, to the Audit Committee for pre-approval. Management and the independent auditor must agree that the requested service is consistent with the SEC's rules on auditor independence prior to submission to the Audit Committee. The Audit Committee, at its discretion, will pre-approve permissible services and has established the following additional guidelines for permissible non-audit services provided by the independent auditor:

    Aggregate non-audit service fees are targeted at fifty percent or less of the approved audit service fee.
    All other services should only be provided by the independent auditor if it is the only qualified provider of that service or if the Audit Committee specifically requests the service.

3.	The Audit Committee will be informed quarterly as to the status of pre-approved services actually provided by the independent auditor.

4.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Audit Committee Chair or its designee the authority to approve permissible services and fees. The Audit Committee Chair or designee will report action taken to the Audit Committee at the next scheduled Audit Committee meeting.

5.	The Vice President, Risk Management and General Auditor will be responsible for tracking all independent auditor fees and will report quarterly to the Audit Committee.

REPORT OF PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION

Introduction

The Personnel Committee of the Entergy Board of Directors has prepared the following report on the philosophy and key drivers of executive compensation, and the compensation that resulted from this process in 2003.

The Personnel Committee, which is composed entirely of independent directors, has been given by the Board of Directors the responsibility for the review, interpretation and administration of all components of the Company's executive officer compensation programs. The Personnel Committee Charter, which describes in greater detail the Committee's authority and duties, was published in the 2003 Proxy Statement and is available, as amended, on Entergy's website.

This report is required by rules established by the Securities and Exchange Commission and provides specific information regarding compensation for the Company's Chief Executive Officer and for other officers named in the Summary Compensation Table, as well as general compensation information of all executive officers of the Company.

Compensation Philosophy: Objectives and Key Drivers of Executive Compensation

It is the philosophy of Entergy and the Personnel Committee that all compensation programs should:

  Provide competitive pay opportunities consistent with positions of comparable scope and responsibility in the energy and other industrial sectors;
  Ensure that Entergy can attract and retain top talent; and
  Ensure that pay and performance are tightly linked.

The Personnel Committee determines competitive levels of compensation using comparative data from an external survey of similarly sized companies -- in terms of revenue, scope and scale - in general industry and in the energy industry specifically. A nationally recognized compensation consulting firm assists in providing data to the Committee and in designing various compensation plans.

Executives are compensated with a combination of base pay and incentive pay. Incentive pay consists of a combination of short-term awards and long-term awards. The higher the level of the executive, the more compensation is weighted toward incentive pay and long-term awards. This weighting reflects these executives' greater control of and responsibility for Entergy's long-term performance. The structure of these compensation programs is presented in Figure 1 below.

Figure 1. Components of Entergy Corporation's Executive Compensation

Compensation for Entergy's Executive Officers programs are designed to target the median level of pay in the aggregate. Individuals can be paid in a wide range above and below the median, based upon a combination of individual and corporate performance.

Description of the 2003 Executive Compensation Program

Base Salary Compensation

Base salaries for Entergy Executive Officers are set so that the aggregate base compensation for the group is consistent with median of the market. The compensation of individual executives can vary, relative to the market median, based on the roles, responsibilities, experience, and performance of each executive.

Base salaries for the Company's executive officers in 2003 were reviewed through comparisons with the market survey data. The Personnel Committee considers market base salary rates at the median of energy and general industry companies of comparable size and business mix. The Personnel Committee also makes a subjective review of individual performance in making decisions on base salaries for executive officers.

The current base salary levels for the named executive officers as a group are consistent with the Company's overall philosophy of targeting the median of the published compensation survey data.

Annual Incentive Compensation

The Executive Annual Incentive Plan (EAIP) is designed to reward management for attainment of short-term performance targets. These include improvement in earnings per share, operating cash flows, control of operation and maintenance costs, and customer satisfaction. The measures have varying weights and are specifically tailored to each executive's responsibilities.

Under Entergy's 2003 annual incentive strategy, executive officer award targets generally were set so that achievement of target performance would lead to total annual compensation within the median range of the market survey data. Again, variation in annual incentive opportunities exist based on individual performance and role. Annual incentive awards earned in 2003 for named executives were in aggregate paid between target and maximum levels based on the Company's results and individual performance.

Long-Term Incentive Compensation

Entergy's Personnel Committee believes that executive officers should have an ongoing stake in the Company's success. The purpose of long-term incentive compensation is to focus management on creating long-term value for Entergy shareholders.

The Company also believes that these key employees should have a considerable portion of their total compensation tied to the Company's stock price performance and total shareholder return (i.e., stock price appreciation plus dividends) because stock-related compensation is directly tied to shareholder value. Long-term incentive compensation is designed to reward executives based on Entergy's share price and total shareholder return, and to increase executives' ownership of Entergy stock.

Long-term incentive compensation awards are provided in stock options and performance units. Stock options reward management efforts that lead to a long-term increase in the price of Entergy stock. Because stock options are granted at a price equal to 100 percent of fair market value on the day of the grant, recipients realize value from stock options only if Entergy's share price rises.

Performance units are earned based on the total shareholder return for Entergy stock. These cash payouts reward management for total shareholder returns compared to industry peer companies over a three-year period. For past cycles, and for the 2002-2004 cycle, the S&P Electric Index has been used to represent the peer group. Thus, management does not benefit from general increases in stock prices across the industry, but only from relative performance.

Options vest over a period of three years, with one-third vesting each year, to ensure that management benefits only from sustained increase in the value of Entergy shares. In addition, for awards made in 2003 and beyond, executives are required to hold at least 75 percent of the net gain from option exercise in Entergy stock for a period of not less than five years following the date of exercise. This provision increases management's ownership in Entergy and its stake in its long-term performance.

In 2003, stock options and performance unit target awards were set so that achievement of target performance would lead to total direct compensation within the range of the 50th percentile of the market survey data for the executive group in aggregate. However, variations in compensation exist by executives based on individual performance, tenure, and job duties. Also, the committee has the flexibility to vary actual awards to levels above or below target based on performance.

Other Benefits

Entergy also provides certain benefits and perquisites to its key executive officers. These benefits and perquisites are not tied to any formal performance criteria and are intended to serve as part of a competitive total compensation package.

Benefits include medical, dental, life insurance, and disability coverage. Perquisites are limited to Entergy-paid annual physical exams for the top 20 executives and financial counseling for the top 60 executives consistent with Entergy's philosophy that annual and long-term incentive pay are more effective tools for motivating performance.

Entergy's executives have the opportunity to contribute some portion of their compensation to the Executive Deferred Compensation Plan (EDCP). Beginning with grants made in 2003, the Equity Ownership Plan (EOP) precludes executives from reloading stock options, repricing stock options, or making discount stock purchases. Entergy's plans do not allow executives to obtain loans.

2003 Compensation for the Chief Executive Officer

The purpose of this section is to summarize the basis upon which the Personnel Committee determined 2003 Compensation amounts for the Chief Executive Officer.

Base Compensation - Mr. Leonard's annual compensation from base salary was increased from $962,500 to $1,060,000 in 2003. The adjustment was intended to maintain a competitive level of compensation for Mr. Leonard and reflected the Personnel Committee's assessment that his leadership resulted in industry-leading financial and operating performance. Entergy was named to the Dow Jones Sustainability Index for 2004, the second consecutive year the Company was selected. Listed companies must not only demonstrate strong financial performance, but must also show outstanding leadership in environmental and social commitment. Entergy also accepted an invitation to become a member of the World Business Council for Sustainable Development. In 2003, the Platts/BusinessWeek Global Energy Awards named Leonard CEO of the Year, and Entergy received the Energy Company of the Year Award. Edison Electric Institute honored Entergy as the top performer in the Index of Shareholder-Owned Electric Utilities for the past five years. For the five-year period ending September 30, 2003, Entergy achieved the best performance in the EEI Index large-cap category with a return of 110.7 percent.

Annual Incentive Compensation - The Personnel Committee awarded Mr. Leonard an annual cash award of $1,197,800 for 2003. This award amount was based upon a combination of objective and subjective criteria. The Committee considered Entergy's actual 2003 earnings per share and operating cash flow compared to pre-determined target levels established at the beginning of the year and they also considered Mr. Leonard's individual performance in developing and implementing Entergy's strategy and serving the interests of Entergy's stakeholders. The award was above the target award.

Long-Term Incentive Compensation - Mr. Leonard received a grant of 195,000 stock options in 2003 which was above his targeted award for the year. This award amount was based upon a combination of objective and subjective criteria, and reflects the fact that his performance continues to be strong. These stock options were granted at 100 percent of the fair market value of Entergy Common Stock on the grant date. Stock options are a performance-based element of compensation in that options produce income for the recipient only if Entergy's stock price rises after the grant date. In addition, Mr. Leonard was awarded $2,944,560 in cash under the performance unit program for the three-year period ended December 31, 2003. This award is based on Entergy's three-year total return to shareholders relative to its peers. For the three-year period ended December 31, 2003, Entergy's total return to shareholders was 49%, while the return on the Standard and Poor's Electric Utility Index was 7%. Entergy ranked in the top quartile among 22 members of the Index, and the Company's value increased $3.8 billion.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a publicly held corporation of compensation in excess of $1 million paid to the Chief Executive Officer or any other of its four most highly compensated executive officers, unless that compensation is "performance-based compensation" as defined by the Code. Entergy believes that the annual incentive awards, stock option grants and performance unit payments under the annual and long-term incentive plans qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m).

The Personnel Committee considers deductibility under Section 162(m) with respect to other compensation arrangements with executive officers. However, the Personnel Committee and the Board believe that it is in the best interest of the Company that the Personnel Committee retain its flexibility and discretion to make compensation awards, whether or not deductible. This flexibility is necessary to foster achievement of performance goals established by the Personnel Committee as well as other corporate goals that the Committee deems important to Entergy's success, such as encouraging employee retention and rewarding achievement.

Personnel Committee Members:

Mr. W. Frank Blount, Chair
Vice Adm. George W. Davis, USN (Ret.)
Mr. Simon deBree
Ms. Alexis Herman
Mr. James R. Nichols
Mr. William A. Percy, II

COMPARISON OF FIVE YEAR CUMULATIVE RETURN. The following graph compares the performance of the Common Stock of Entergy Corporation to the S&P 500 Index and S&P Electric Utilities Index (each of which includes the Corporation) for the last five years:

	Years ended December 31,
	1998	1999	2000	2001	2002	2003
Entergy	$100	$86.16	$147.70	$141.02	$169.59	$219.30
S&P 500 (2)	$100	$121.04	$110.02	$96.96	$75.54	$97.19
S&P Electric Utilities Index (2)	$100	$83.64	$128.61	$107.05	$90.91	$112.74

(1)	Assumes $100 invested at the closing price on December 31, 1998 in Entergy Common Stock, the S&P 500, and the S&P Electric Utilities Index, and reinvestment of all dividends.

(2)

Cumulative total returns calculated from the S&P 500 Index and S&P Electric Utilities Index maintained by Standard & Poor's Corporation. In its proxy filed in 2003, Entergy used the Philadelphia Utilities Index as its published industry index in this performance graph because the relevant total return data was not available for the S&P Electric Utilities Index at the time of filing. As shown in the performance graph, Entergy's total return over the relevant period was 119%, and the total return of the S&P Electric Index was 13%. If the Philadelphia Utilities Index were used, its total return would have been 10%.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Comp.	Restricted Stock Awards	Securities Underlying Options	(a) LTIP Payouts	(b) All Other Comp.

J. Wayne Leonard	2003	$1,038,461	$1,197,800	$26,152	(c)	195,000 shares	$2,944,5600	$73,639
Chief Executive Officer	2002	962,500	1,450,400	5,257	(c)	330,600	2,372,1600	20,517
	2001	897,500	1,684,800	3,709	$7,400,000(c)(d)	330,600	-	-

Frank F. Gallaher (e)	2003	$411,161	$277,441	$161,548	(c)	20,000 shares	$711,602	$7,177,066
Senior Vice President	2002	450,461	471,679	118,763	(c)	60,000	583,156	30,294
	2001	432,828	524,828	161,787	(c)	60,000	-	16,574

Donald C. Hintz (e)	2003	$660,793	$605,115	$80,295	(c)	140,000 shares	$1,748,333	$33,797
President	2002	629,423	754,800	206,963	(c)	160,000	1,408,470	34,318
	2001	599,423	779,000	198,321	(c)	160,000	-	21,605

Jerry D. Jackson (e)	2003	$173,362	$96,608	$171,278	(c)	10,000 shares	$582,778	$6,444,103
Executive Vice President	2002	491,281	513,150	19,261	(c)	75,898	627,634	17,600
	2001	475,345	576,382	19,646	(c)	80,000	-	17,378

Richard J. Smith	2003	$473,019	$380,867	$64,371	(c)	72,777 shares	$674,795	$23,128
Group President	2002	443,269	466,200	28,862	(c)	95,000	454,664	20,699
	2001	368,269	510,000	33,604	(c)	50,000	-	12,654

Gary J. Taylor	2003	$394,615	$316,400	$78,575	(c)	26,900 shares	$539,836	$7,240
CEO-Entergy Operations, Inc.	2002	342,788	277,925	48,892	(c)	34,600	336,056	16,156
	2001	319,231	389,513	46,979	(c)	40,000	-	11,857

C. John Wilder (e)	2003	$568,731	$461,153	$153,373	(c)	80,000 shares	$779,082	$51,614
Executive Vice President and	2002	521,923	549,080	156,683	(c)	131,366	627,634	24,459
Chief Financial Officer	2001	493,128	600,000	158,059	(c)	87,700	-	16,284

(a)	Amounts include the value of restricted units that vested in 2003 and 2002 (see note (c) below) under Entergy's Equity Ownership Plan.
(b)	Includes the following:

(1)

2003 benefit accruals under the Defined Contribution Restoration Plan as follows: Mr. Gallaher $10,902; Mr. Hintz $24,797; Mr. Jackson $1,847; Mr. Leonard $64,639; Mr. Smith $14,128; Mr. Taylor $3,731; and Mr. Wilder $42,614.

(2)	2003 employer contributions to the System Savings Plan as follows: Mr. Gallaher $7,555; Mr. Hintz $9,000; Mr. Leonard $9,000; Mr. Smith $9,000; Mr. Taylor $3,509; and Mr. Wilder $9,000.
(3)	2003 lump sum distributions made under the System Executive Retirement Plan as follows: Mr. Gallaher $6,383,041 and Mr. Jackson $6,442,256.
(4)	A $775,568 severance benefit paid in 2003 per Mr. Gallaher's employment agreement.

(c)

Performance unit (equivalent to shares of Entergy common stock) awards in 2003 are reported under the "Long-Term Incentive Plan Awards" table, and reference is made to this table for information on the aggregate number of performance units awarded during 2003 and the vesting schedule for such units. At December 31, 2003, the number and value of the aggregate performance unit holdings were as follows: Mr. Gallaher 16,100 units, $919,793; Mr. Hintz 87,400 units, $4,993,162; Mr. Jackson 9,000 units, $514,170; Mr. Leonard 194,400 units, $11,106,072; Mr. Smith 42,000 units, $2,399,460; Mr. Taylor 37,800 units, $2,159,514; and Mr. Wilder 42,000 units, $2,399,460. Accumulated dividends are paid on performance units when vested. The value of performance unit holdings as of December 31, 2003 is determined by multiplying the total number of units held by the closing market price of Entergy common stock on the New York Stock Exchange Composite Transactions on December 31, 2003 ($57.13 per share). The value of units for which restrictions were lifted in 2003 and 2002, and the applicable portion of accumulated cash dividends, are reported in the LTIP payouts column in the above table.

(d)

In addition to the performance units granted under the Equity Ownership Plan, in January 2001, Mr. Leonard was granted 200,000 restricted units. 50,000 of the restricted units vest on each of December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004, based on continued service with Entergy. Accumulated dividends will not be paid on Mr. Leonard's restricted units when vested. The value that Mr. Leonard may realize is dependent upon both the number of units that vest and the future market price of Entergy common stock.

(e)	Mr. Gallaher and Mr. Jackson retired during 2003. Mr. Wilder resigned in February 2004. Mr. Hintz will retire in April 2004.

Option Grants to the Executive Officers in 2003

					Potential Realizable
	Individual Grants				Value
	Number of	% of Total			at Assumed Annual
	Securities	Options			Rates of Stock
	Underlying	Granted to	Exercise		Price Appreciation
	Options	Employees	Price (per	Expiration	for Option Term(b)
Name	Granted (a)	in 2003	share)	Date	5%	10%

J. Wayne Leonard	195,000	6.6%	$44.45	1/30/13	$5,451,101	$13,814,161
Frank F. Gallaher	20,000	0.7%	44.45	1/30/13	559,087	1,416,837
Donald C. Hintz	80,000	2.7%	44.45	1/30/13	2,236,349	5,667,348
	20,000 (c)	0.7%	48.74	1/27/10	377,905	873,916
	20,000 (c)	0.7%	48.65	1/27/10	377,027	871,821
	20,000 (c)	0.7%	48.65	1/27/10	376,125	869,414
Jerry D. Jackson	10,000	0.3%	44.45	1/30/13	279,544	708,419
Richard J. Smith	50,000	1.7%	44.45	1/30/13	1,397,718	3,542,093
	7,560 (c)	0.3%	51.50	8/30/09	133,390	302,926
	7,577 (c)	0.3%	51.50	1/27/10	144,801	332,642
	7,640 (c)	0.3%	51.50	1/25/11	172,297	406,413
Gary J. Taylor	26,900	0.9%	44.45	1/30/13	751,972	1,905,646
C. John Wilder	60,000	2.0%	44.45	1/30/13	1,677,262	4,250,511
	1,689 (c)	0.1%	52.45	1/28/09	26,950	60,249
	13,056 (c)	0.4%	52.45	1/27/10	252,857	580,444
	5,255 (c)	0.2%	52.45	1/25/11	120,538	284,260

(a)

Options were granted on January 30, 2003, pursuant to the Equity Ownership Plan. All options granted on this date have an exercise price equal to the closing price of Entergy common stock on the New York Stock Exchange Composite Transactions on January 30, 2003. These options will vest in equal increments, annually, over a three-year period beginning in 2004.

(b)

Calculation based on the market price of the underlying securities assuming the market price increases over the option period and assuming annual compounding. The column presents estimates of potential values based on simple mathematical assumptions. The actual value, if any, a Named Executive Officer may realize is dependent upon the market price on the date of option exercise.

(c)

During 2003, Mr. Hintz, Mr. Smith and Mr. Wilder converted presently exercisable stock options into an equivalent total of phantom stock units and reload stock options. They accomplished this by exercising stock options, paying the exercise price for these options by surrendering shares of Entergy stock, and deferring the taxable gain into phantom stock units. Additional options, as indicated above, were granted pursuant to the reload feature of this "stock for stock" exercise method. Under the reload mechanism, eligible participants are granted an additional number of options equal to the number of shares surrendered to pay the exercise price. The reloaded stock options vest immediately and have an exercise price equal to the price of Entergy common stock on the New York Stock Exchange Composite Transactions on the date of exercise of the original options. The reloaded options retain the original grant's expiration date. The reload feature was removed from the Equity Ownership Plan as approved by the Stockholders in May 2003. Reloads are no longer available for options granted after February 13, 2003.

Aggregated Option Exercises in 2003 and December 31, 2003 Option Values

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
	Shares Acquired	Value	as of December 31, 2003		as of December 31, 2003 (b)
Name	on Exercise	Realized (a)	Exercisable	Unexercisable	Exercisable	Unexercisable

J. Wayne Leonard	-	$ -	916,200	525,600	$24,355,606	$8,093,902
Frank F. Gallaher	143,167	2,172,012	-	-	-	-
Donald C. Hintz	171,912	4,206,564	477,587	280,001	10,514,314	4,802,652
Jerry D. Jackson	219,296	2,754,258	28,031	-	324,371	-
Richard J. Smith	40,108	905,791	93,871	113,334	1,238,675	1,690,045
Gary J. Taylor	34,600	1,017,886	38,199	63,301	714,856	965,660
C. John Wilder	39,561	1,041,151	143,963	147,701	2,128,329	2,252,011

(a)	Based on the difference between the closing price of Entergy's common stock on the New York Stock Exchange Composite Transactions on the exercise date and the option exercise price.
(b)	Based on the difference between the closing price of Entergy's common stock on the New York Stock Exchange Composite Transactions on December 31, 2003, and the option exercise price.

Long-Term Incentive Plan Awards in 2003

The following table summarizes the awards of performance units (equivalent to shares of Entergy common stock) granted under the Equity Ownership Plan in 2003 to the Named Executive Officers.
			Estimated Future Payouts Under Non-Stock Price-Based Plans (# of units) (a) (b)
Name	Number of Units	Performance Period Until Maturation or Payout	Threshold	Target	Maximum

J. Wayne Leonard	80,400	1/1/03-12/31/05	10,100	40,200	80,400
Frank F. Gallaher	6,200	1/1/03-12/31/05	800	3,125	6,200
Donald C. Hintz	49,400	1/1/03-12/31/05	6,200	24,700	49,400
Jerry D. Jackson	2,000	1/1/03-12/31/05	300	1,042	2,000
Richard J. Smith	25,000	1/1/03-12/31/05	3,200	12,500	25,000
Gary J. Taylor	23,800	1/1/03-12/31/05	3,000	11,942	23,800
C. John Wilder	25,000	1/1/03-12/31/05	3,200	12,500	25,000

(a)

Performance units awarded will vest at the end of a three-year period, subject to the attainment of approved performance goals for Entergy. Restrictions are lifted based upon the achievement of the cumulative result of these goals for the performance period. The value any Named Executive Officer may realize is dependent upon the number of units that vest, the future market price of Entergy common stock, and the dividends paid during the performance period.

(b)

The threshold, target, and maximum levels correspond to the achievement of 25%, 100%, and 200%, respectively, of Equity Ownership Plan goals. Achievement of a threshold, target, or maximum level would result in the award of the number of units indicated in the respective column. Achievement of a level between these three specified levels would result in the award of a number of units calculated by means of interpolation.

RETIREMENT INCOME PLAN. The Corporation has a defined benefit plan for employees, including executive officers, that provides for a retirement benefit calculated by multiplying the number of years of employment by 1.5% which is then multiplied by the final average pay. A single employee receives a lifetime annuity and a married employee receives a reduced benefit with a 50% surviving spouse annuity. Retirement benefits are not subject to any deduction for social security or other offset amounts. Mr. Leonard had 5 credited years of service under the plan, as of December 31, 2003. Because they entered into supplemental retirement agreements, the credited years of service under this plan were for Mr.  Hintz (32), Mr. Smith (27), Mr. Taylor (22), and for Mr. Wilder (20). Mr. Gallaher and Mr. Jackson retired during 2003 with 33 and 23 years of service, respectively.

The following table shows the annual retirement benefits that would be paid at normal retirement (age 65 or later) and includes covered compensation for the executive officers included in the salary column of the summary compensation table on page 25.

Retirement Income Plan Table (1)

Annual
Covered	Years of Service
Compensation	15	20	25	30	35
$100,000	$22,500	$30,000	$37,500	$45,000	$52,500
200,000	45,000	60,000	75,000	90,000	105,000
300,000	67,500	90,000	112,500	135,000	157,500
400,000	90,000	120,000	150,000	180,000	210,000
500,000	112,500	150,000	187,500	225,000	262,500
750,000	168,750	225,000	281,250	337,500	393,750
1,000,000	225,000	300,000	375,000	450,000	525,000
1,250,000	281,250	375,000	468,750	562,500	656,250

  Benefits are shown for various rates of final average pay, which is the highest salary earned in any consecutive 60 months during the last 120 months of employment.

PENSION EQUALIZATION PAYMENTS. Supplemental retirement benefits are provided to all executive officers and other participants whose benefits are limited under the qualified plans by applicable federal tax laws and regulations equal to the difference between the benefits that would have been payable under the qualified plans but for the applicable limitations and the benefits that are indicated in the above referenced pension table.

SUPPLEMENTAL RETIREMENT PLANS. Two other supplemental plans are offered to executive officers. Executives may participate in one or the other of these supplemental plans at the invitation of the Corporation. These plans provide that a participant may receive a monthly payment for 120 months. The amount of monthly payment shall not exceed 2.5% or 3.33%, depending upon the plan, of the participant's average basic annual pay (as defined in the plans). Current estimates indicate that the annual payments to any executive officer under either of these two plans would be less than the payments to that officer under the System Executive Retirement Plan discussed below.

SYSTEM EXECUTIVE RETIREMENT PLAN (SERP). This executive plan is an unfunded defined benefit plan for senior executives, that includes all of the executive officers named in the Summary Compensation Table (except for Mr. Leonard). Executive officers can choose, at retirement, between the retirement benefits paid under provisions of this plan or those payable under the supplemental retirement plans discussed above. The plan was amended in 1998 to provide that covered pay is the average of the highest three years annual base pay and incentive compensation earned by the executive during the ten years immediately preceding his retirement. Benefits are calculated by multiplying the covered pay times the maximum pay replacement ratios of 55%, 60% or 65% (dependent on job rating at retirement) that are attained at 30 years of credited service. The ratios are reduced for each year of employment below 30 years. The amended plan provides that the single employee receives a lifetime annuity and a married employee receives the reduced benefit with a 50% surviving spouse annuity. These retirement payments are guaranteed for ten years, but are offset by any and all defined benefit plan payments from the Corporation and from prior employers. These payments are not subject to social security offsets.

Receipt of benefits under any of the supplemental retirement plans described above is contingent upon several factors. The participant must agree not to take any employment after retirement with any entity that is in competition with or similar in nature to the Corporation or any affiliated company. Benefits are forfeitable for various reasons, including a violation of an agreement with the Corporation or resignation or termination of employment for any reason without the Corporation's permission.

The credited years of service for the Named Executive Officers under this plan are as follows: Mr. Hintz (32), Mr. Smith (4), Mr. Taylor (13), and Mr. Wilder (5). Mr. Gallaher and Mr. Jackson retired in 2003 with 33 and 30 credited years of service under the SERP, respectively.

The following table shows the annual retirement benefits that would be paid at normal retirement (age 65 or later).

System Executive Retirement Plan Table (1)

Annual
Covered	Years of Service
Compensation	10	15	20	25	30+
$250,000	$75,000	$112,500	$125,000	$137,500	$150,000
500,000	150,000	225,000	250,000	275,000	300,000
750,000	225,000	337,500	375,000	412,500	450,000
1,000,000	300,000	450,000	500,000	550,000	600,000
1,250,000	375,000	562,500	625,000	687,500	750,000
1,500,000	450,000	675,000	750,000	825,000	900,000
2,000,000	600,000	900,000	1,000,000	1,100,000	1,200,000

(1)

Covered pay includes the average of the highest three years of annual base pay and incentive awards earned by the executive during the ten years immediately preceding retirement. Benefits shown are based on a target replacement ratio of 50% based on the years of service and covered compensation shown. The benefits for 10, 15, and 20 or more years of service at the 45% and 55% replacement levels would decrease (in the case of 45%) or increase (in the case of 55%) by the following percentages: 3.0%, 4.5%, and 5.0%, respectively.

System Executive Continuity Plans - Employees at System Management Levels 1-4 generally are eligible to participate in one of Entergy's two (2) System Executive Continuity Plans. Each plan provides severance pay and benefits under specified circumstances following a change in control. In the event a participant's employment is involuntarily terminated without cause or if a participant terminates for good reason during the change in control period, the participant will be entitled to:

  a cash severance payment equal to 1-3 times (depending on the participant's System Management Level) base annual salary and target award payable over a continuation period of 1-3 years (depending on the participant's System Management Level), but effective March 8, 2004, the cash severance payment under Continuity Plan II is limited to 2.99 times base salary and applicable annual incentive bonus, and participation in Continuity Plan I is closed;
  continued medical and dental insurance coverage for the continuation period (subject to offset for any similar coverage provided by the participant's new employer);
  immediate vesting of performance awards, based upon an assumed achievement of applicable performance targets; and
  payment of a "gross-up" payment in respect of any excise taxes the participant might incur.

Participants in the Continuity Plans are subject to post-employment restrictive covenants, including noncompetition provisions, which run for two years for executive officers, but extend to three years if permissible under applicable law.

EXECUTIVE EMPLOYMENT CONTRACTS AND RETIREMENT AGREEMENTS. Upon completion of a transaction resulting in a change-in-control of Entergy (a "Merger"), benefits already accrued under Entergy's System Executive Retirement Plan, Post-Retirement Plan, Supplemental Retirement Plan and Pension Equalization Plan will become fully vested if the participant is involuntarily terminated without "cause" or terminates employment for "good reason" (as such terms are defined in such plans).

EXECUTIVE RETENTION AGREEMENTS

Retention Agreement with Mr. Leonard - The retention agreement with Mr. Leonard, as amended effective March 8, 2004, provides that upon a termination of employment while a Merger is pending (a) by Entergy without "cause" or by Mr. Leonard for "good reason", as such terms are defined in the agreement, other than a termination of employment described in the next paragraph, or (b) by reason of Mr. Leonard's death or disability:

  Entergy will pay to him a lump sum cash severance payment equal to 2.99 times the sum of Mr. Leonard's base salary and target annual incentive award; in no event will the cash severance payment exceed 2.99 times the sum of Mr. Leonard's base salary and applicable annual incentive award;
  Entergy will pay to him a pro rata annual incentive award, based on an assumed maximum annual achievement of applicable performance goals;
  his supplemental retirement benefit will fully vest, will be determined as if he had remained employed with Entergy until the attainment of age 55, and will commence upon his attainment of age 55;
  he will be entitled to immediate payment of performance awards, based upon an assumed target achievement of applicable performance goals;
  all of his stock options will become fully vested and will remain outstanding for their full ten-year term; and
  Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur.

If Mr. Leonard's employment is terminated by Entergy for "cause" at any time, or by Mr. Leonard without "good reason" and without Entergy's permission prior to his attainment of age 55, Mr. Leonard will forfeit his supplemental retirement benefit. If Mr. Leonard's employment is terminated by Mr. Leonard without "good reason" with Entergy's permission prior to his attainment of age 55, Mr. Leonard will be entitled to a supplemental retirement benefit, reduced by 6.5% for each year that the termination date precedes his attainment of age 55, payable commencing upon Mr. Leonard's attainment of age 62. If Mr. Leonard's employment is terminated by Mr. Leonard without "good reason" following his attainment of age 55, Mr. Leonard will be entitled to his full supplemental retirement benefit. The amounts payable under the agreement will be funded in a rabbi trust.

Employment Agreement with Mr. Gallaher - Mr. Gallaher retired from full-time active employment on October 31, 2003. The employment agreement between Mr. Gallaher and his Entergy employer provides that, upon retirement, and in addition to the normal post-retirement benefits for which he is eligible, Entergy will pay to Mr. Gallaher a severance payment equal to his gross annual salary plus one week's pay for every year of continuous Entergy service, which amount shall not exceed twice his gross annual compensation ("Severance Benefit"), in exchange for a release of claims in favor of Entergy. The severance benefit shall be payable, at the election of Mr. Gallaher, as either a lump sum cash payment or in biweekly installments. He shall also be entitled to benefits under Entergy's Post Retirement Plan or System Executive Retirement Plan in accordance with the terms of such plans. Entergy will reimburse Mr. Gallaher for the household moving expenses associated with the move, prior to September 30, 2004, of his primary residence to another location in the Continental United States under the terms of Entergy's relocation policy.

Retention agreement with Mr. Hintz - The retention agreement with Mr. Hintz provides that Mr. Hintz will be paid an initial retention payment of approximately $2.8 million on the date on which a Merger is completed and an additional retention payment of approximately $2.3 million on the second anniversary of the completion of a Merger if he remains employed on each of those dates. The agreement also provides that upon termination of employment while a Merger is pending and for two years after completion (a) by Mr. Hintz for "good reason" or by Entergy without "cause", as such terms are defined in the agreement or (b) by reason of Mr. Hintz's death or disability:

  Entergy will pay to him a lump sum cash severance payment equal to $2.8 million if such termination occurs prior to completion of a Merger or equal to $2.3 million if such termination occurs following completion of a Merger;
  Entergy will pay to him a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals, if such termination occurs following completion of a Merger;
  he will be entitled to immediate payment of performance awards based upon an assumed target achievement of applicable performance goals, if such termination occurs prior to completion of a Merger, or based upon an assumed maximum achievement of applicable performance goals, if such termination occurs following completion of a Merger;
  all of his stock options will become fully vested and will remain outstanding for their full ten-year term;
  he will be entitled to receive a supplemental retirement benefit that, when combined with Mr. Hintz's SERP benefit, equals the benefit he would have earned under the terms of the SERP as in effect immediately prior to March 25, 1998; and
  Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur.

Retention Agreement with Mr. Jackson - Mr. Jackson retired from full-time active employment on March 31, 2003. The retention agreement with Mr. Jackson provides that upon retirement in accordance with the agreement, Mr. Jackson: (a) will be entitled to a subsidized retirement benefit equal to the applicable nonqualified retirement benefit payable to Mr. Jackson without reduction for early retirement ("Subsidized Retirement Benefit"); and (b) may enter into a consulting arrangement with Entergy through March 31, 2005, under terms and conditions set forth in the agreement. Mr. Jackson is entitled to certain benefits, as described in the agreement, in the event of a change in control (as defined in the System Executive Continuity Plan) after which Entergy or its successor company fails to honor Mr. Jackson's consulting arrangement.

Retention agreement with Mr. Smith - The retention agreement with Mr. Smith provides that Mr. Smith will be paid a retention payment of approximately $525,000 on each of the first three anniversaries of the date on which a Merger is completed, if he remains employed on each of those dates. The agreement also provides that upon termination of employment while a Merger is pending and for three years after completion (a) by Mr. Smith for "good reason" or by Entergy without "cause", as such terms are defined in the agreement or (b) by reason of Mr. Smith's death or disability:

  Entergy will pay to him a lump sum cash severance payment equal to the unpaid installments, if any, of the retention payments described above;
  he will be entitled to immediate payment of performance awards based upon an assumed target achievement of applicable performance goals;
  all of his stock options will become fully vested and will remain outstanding for their full ten-year term;
  Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur.

Retention Agreement with Mr. Wilder - Mr. Wilder voluntarily resigned from Entergy employment effective February 20, 2004. The retention agreement Mr. Wilder previously entered into with Entergy provides, among other things, for payments to be made to him upon termination of employment in certain circumstances in connection with a Merger or otherwise, subject to the terms and conditions of the agreement. In certain circumstances, Mr. Wilder would be entitled to a lump sum cash severance payment equal to three times the sum of his base salary and target annual incentive award and a "gross-up" payment in respect of any excise taxes he might incur. In other circumstances, as a substitute for the above payment, Mr. Wilder (or his beneficiaries) would be entitled to a lump sum cash severance payment equal to four times (in limited circumstances, three times) the sum of his base salary and maximum annual incentive award (in limited circumstances, his target annual incentive award), a pro rata annual incentive award, additional years of credited service under Entergy's supplemental retirement plan, immediate vesting of equity awards, the opportunity to continue to be employed in a special project coordinator position, and a "gross-up" payment in respect of any excise taxes he might incur.

PROPOSAL 2 - RATIFICATION OF EXTERNAL AUDITORS

Unless otherwise specified by the stockholders, votes will be cast pursuant to the proxies in favor of the ratification of the appointment by the Audit Committee of the Board of Deloitte & Touche LLP as independent accountants for the Corporation for the year 2004. Deloitte & Touche LLP has been the Corporation's auditors since 2001. A representative of Deloitte & Touche LLP will be present at the meeting and will be available to respond to questions by stockholders and will be given an opportunity to make a statement if the representative desires to do so.

The Board of Directors recommends that the Stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP.

PROPOSAL 3 - STOCKHOLDER PROPOSAL REGARDING LIMITING BENEFITS PAYABLE UNDER SEVERANCE AGREEMENTS

The Corporation has been advised that the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, DC 20006, a holder of 200 shares of the Corporation's Common Stock, proposes to submit the following resolution to the 2004 Annual Meeting of Stockholders:

"Resolved: Shareholders of the Entergy Corporation (the "Company") urge the Board of Directors to seek shareholder approval for severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive's base salary plus annual bonus. This policy shall apply to existing severance agreements only if they can be legally modified by the Company, and will otherwise apply to all new severance agreements and renewals of existing agreements..."

STATEMENT OF SECURITY HOLDER

We believe our Company should adopt a policy either limiting the use of executive severance agreements - commonly known as golden parachutes - or else submit these agreements for shareholder approval.

Under the Company's executive retention agreements, a small number of top executives have become entitled to lucrative severance packages in the event of a change-in-control. For example, the retention agreement for CEO J. Wayne Leonard provides that, upon termination of his employment by Entergy without "cause" or by Mr. Leonard for "good reason" while a merger is pending, Mr. Leonard would be eligible for the following benefits:

  A cash payment equal to three times (in some case, five times) his salary and annual bonus;
  Accelerated vesting of stock options;
  Special supplemental retirement benefits as if he had remained employed until age 55;
  Immediate payment of performance awards, based upon an assumed target achievement of applicable performance goals; and
  A "gross-up" payment for any excise taxes due.

We are concerned that, in the event of a change-in-control, the potential cost of these plans may reduce the value ultimately received by shareholders. We also believe that golden parachutes can encourage senior executives to support a takeover that may not be in the best interests of shareholders because executives know that they will be rewarded if a takeover occurs.

Requiring shareholder approval of change-in-control agreements may curb some of the abuses that have occurred at other companies. In 2001, for example, top executives and managers at FPL Group received $92 million in golden parachute payments after shareholders approved a merger with Entergy - even though FPL management later canceled the merger. In effect, FPL shareholders paid managers $92 million for a change-in-control that never happened.

We also believe that excessive golden parachutes are unnecessary given the high levels of executive compensation at our Company. During 2002, for example, the Company paid Mr. Leonard more than $4.8 million in salary, annual bonus, long-term incentive awards, and other compensation. He also received stock options potentially worth over $8.6 million if Entergy's share price appreciates just 5 percent a year.

In our view, golden parachute agreements that exceed a reasonable standard should be submitted to shareholders for their approval. If shareholders believe these agreements are necessary to attract talented executives, they will approve them. If not, executives should not accept severance deals that exceed what shareholders are willing to support.

We urge shareholders to vote FOR this proposal.

BOARD OF DIRECTORS' RESPONSE

Entergy's Board of Directors has put into place a policy that addresses shareholder approval of executive severance arrangements in a way that is consistent with Proposal 3. This policy prohibits the Company from entering into employment or severance agreements with a senior executive that provide for cash or stock payments in excess of 2.99 times that executive's base salary plus annual incentive award, unless Entergy receives the approval of stockholders. If the Board, amends, waives, or cancels the policy, its terms require that such an amendment, waiver or cancellation be promptly disclosed.

Because the Board has adopted a policy that substantially implements the shareholder proposal, the Board is not making a recommendation concerning Proposal 3.

PROPOSAL 4 - STOCKHOLDER PROPOSAL REGARDING CUMULATIVE VOTING

The Corporation has been advised that the Utility Workers Union of America General Fund, a holder of 100 shares of the Corporation's Common Stock, proposes to submit the following resolution to the 2004 Annual Meeting of Stockholders:

"Resolved, that the shareholders of Entergy Corp. recommend that the board of Directors take the steps necessary to amend the corporate bylaws to provide for cumulative voting.

Cumulative voting would mean that each shareholder would have the right to cast as many votes as equal the number of directors to be elected, multiplied by the number of shares held. Shareholders could cast all of such cumulated votes for a single nominee, or distribute them among all or several nominees as each shareholder sees fit."

STATEMENT OF SECURITY HOLDER

Cumulative voting increases shareholders' ability to bring an independent perspective to a company's board of directors. By giving proportionate weight to votes by shareholders whose holdings are sufficiently large to elect at least one but not all the directors, cumulative voting provides an opportunity for shareholders to place an independent voice on the board. This will help to broaden the perspective of the board, and safeguards minority shareholder interests without interfering with the board's voting majority.

Entergy shareholders have a unique opportunity to improve corporate governance at our company by urging adoption of cumulative voting. Because Entergy's board is not "classified" and shareholders therefore elect all of the directors each year, cumulative voting would permit a relatively small percentage of shares to elect a single director.

Moreover, if the SEC adopts rules granting access to management's proxy for the election of directors nominated by shareholders - as is currently being proposed - cumulative voting would provide shareholders a meaningful opportunity to elect directors independent of management. By allowing shareholders a real choice in the election of directors, rather than merely voting for management's hand-picked candidates, we believe the independence of the board and corporate performance will be strengthened.

Many U.S. corporations use cumulative voting in the election of directors, including Hewlett-Packard, Walgreen's, and Toys "R" Us.

We urge shareholders to urge the adoption of cumulative voting at Entergy by voting for this resolution.

BOARD OF DIRECTORS' RESPONSE

The Board of Directors believes that the present system of voting for directors, in which all directors are elected by a plurality of the votes cast, is the fairest and most preferable method of selecting directors. The Board further believes that cumulative voting would erode the shareholders' ability to elect directors who represent the interests of the shareholders as a whole.

Under cumulative voting, the total number of votes that each shareholder may cast in an election for directors is determined by multiplying the number of directors to be elected by the number of votes to which the shareholder's shares are entitled. Each shareholder may "cumulate" his or her votes by giving them all to one candidate, or may distribute his or her votes among as many candidates as the shareholder sees fit. Cumulative voting would allow a relatively small group of shareholders devoted to a special interest to elect one or more directors who do not have the support of a majority of the Company's outstanding shares.

The Board believes that this potential conflict between a director's fiduciary duty to represent all of the Company's shareholders and an allegiance to a special interest group could threaten the efficiency with which the Board of Directors discharges its duties. It is the Board's goal that members of the Board work together toward the common objective of advancing the best interests of the Company without being burdened with allegiances to a special interest.

In summary, the Board of Directors believes that the Company's current method of electing directors is the fairest and most efficient way to ensure that each director serves the interests of the Company and its shareholders rather than the interests of special interest groups.

Accordingly, the Board of Directors urges shareholders to vote AGAINST this proposal.

PROPOSAL 5 - STOCKHOLDER PROPOSAL REGARDING COMPENSATION
FOR THE TOP FIVE EXECUTIVES

The Corporation has been advised that Mr. Robert D. Morse, 212 Highland Avenue, Moorestown, New Jersey 08057, a holder of 921 shares of the Corporation's Common Stock, proposes to submit the following resolution to the 2004 Annual Meeting of Stockholders:

"Management and Directors are requested to consider discontinuing all rights, options, SAR's, and possible severance payments to top 5 of Management after expiration of existing plans or commitments. This does not apply to plans for lesser Managers or employees whom are offered reasonable employee options or bonuses."

STATEMENT OF SECURITY HOLDER

Moderation is needed in corporate remuneration. Any person can live very lavishly on $500,000.00 per year. Over-paying Management has been ongoing and increasing for years. Many officials have been awarded with no mention of what was accomplished above and beyond expectation of their positions. The bookwork involved and expense is tremendous in carrying out these programs. Peer group comparison and commercial "Remuneration" entities have been employed by some to recommend payouts, having nothing to do with a performance period. The product, its advertising, and its acceptance usually govern earnings.

When Management is hired for their position at a good salary, they are expected to earn it, and not have to be paid more when and if they do. Excess wealth passed on may make heirs non-workers, or non-achievers and of little use in our society.

There are many good Management Training Schools in the United States and the supply is available. Hiring away from other corporations is a predatory process, increases costs and does not necessarily "align shareowner/management relations", with any gain to the shareowners. Think about it Vote YES for this proposal, it is your gain.

Thank You, and please vote YES for this Proposal.

BOARD OF DIRECTORS' RESPONSE

It is the philosophy of Entergy that its executive compensation programs should:

  Provide competitive pay opportunities consistent with positions of comparable scope and responsibility in the energy and other industrial sectors
  Ensure that Entergy can attract and retain top talent
  Ensure that pay and performance are tightly linked.

Entergy's Personnel Committee, which is composed entirely of independent directors, determines competitive levels of compensation. For senior executives, competitive compensation includes base and incentive pay, including stock options. (For a further discussion of Entergy's compensation philosophy, see the Report of Personnel Committee on Executive Compensation on pages 20 - 23 in this Proxy Statement.)

A requirement to discontinue all rights, options, SAR's and possible severance payments to Entergy's senior management would harm the Company's ability to attract and retain talented executives.

Accordingly, the Board of Directors recommends that stockholders vote AGAINST this proposal.

STOCKHOLDER PROPOSALS FOR 2005 MEETING

For a stockholder proposal to be included in the proxy statement for our next annual meeting, the proposal must be received by the Corporation at its principal offices no later than November 29, 2004. Also, under our Bylaws, stockholders must give advance notice of nominations for director or other business to be addressed at the meeting not later than the close of business on March 15, 2005 and not earlier than February 18, 2005.

By order of the Board of Directors,

Robert v.d. Luft
Chairman of the Board.
Dated: March 29, 2004

ENTERGY CORPORATION

Proxy Solicited by the Board of Directors for the
Annual Meeting of Stockholders--May 14, 2004

I hereby appoint J. Wayne Leonard, Robert v.d. Luft and Wm Clifford Smith jointly and severally, as Proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Entergy Corporation held of record by me on March 17, 2004, at the Annual Meeting of Stockholders to be held at the Hyatt Hotel, 500 Poydras Plaza, New Orleans, LA  70113, on Friday, May 14, 2004, at 10:00 a.m., Central Daylight Time, and any adjournment or adjournments thereof, with all powers that I would possess if personally present.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, and any adjournment or adjournments thereof.

Receipt of the notice of meeting, the proxy statement and the Annual Report of Entergy Corporation for 2003 is acknowledged.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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		FOR	WITHHOLD	FOR ALL EXCEPT
1) Election of Directors
01 M.S. Bateman 02 W.F. Blount 03 S.D. deBree 04 C.P Deming 05 A. M. Herman 06 D. C. Hintz 07 J.W. Leonard 08 R.v.d. Luft	09 K.A. Murphy 10 P.W. Murrill 11 J.R. Nichols 12 W.A. Percy, II 13 D.H. Reilley 14 W.C. Smith 15 B.A. Steinhagen 16 S.V. Wilkinson
_____________________________________ Except Nominee(s) written above

		FOR	AGAINST	ABSTAIN
2) Ratification of external auditors

3) Stockholder proposal regarding limiting benefits payable under severance agreements.

4) Stockholder proposal regarding cumulative voting.

5) Stockholder proposal regarding compensation for the top five executives.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2; DOES NOT MAKE A RECOMMENDATION CONCERNING PROPOSAL 3 AND RECOMMENDS A VOTE AGAINST PROPOSALS 4 AND 5. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2; ABSTAIN ON PROPOSAL 3 AND AGAINST PROPOSALS 4 AND 5.

Signature_____________________	Signature_____________________	Date______________
If acting as Attorney, Executor, Trustee or in other representative capacity, please sign name and title

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59PM EDT the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/etr Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the
Internet at: http://entergy.com/Investor/Financial/annual.asp